Exhibit 2.2

SPECIMEN

sinovac biotech, ltd

NUMBER	incorporated under the laws of the government of antigua not valid unless countersigned by transfer agent	SHARES

This

certifies

that

is the record holder of

FULLY PAID AND NON-ASSESSABLE SHARES OF PREFERRED SERIES “B” STOCK OF SINOVAC BIOTECH, LTD

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are subject to the laws of the government of Antigua and to the Articles of Incorporation and Bylaws of the Corporation, as how or hereafter amended. This certificate is not valid unless countersigned by the Transfer Agent.

WITNESS the facsimile seal of the Corporation and the signature of its duly authorized officers.

DATED

SECRETARY	PRESIDENT

COUNTERSIGNED

PACIFIC STOCK TRANSFER COMPANY

Las Vegas, Nevada

AUTHORIZED SIGNATURE